EXHIBIT 23.1

CONSENT OF Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of TheStreet, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-145295 and 333-185023) on Form S-8 of TheStreet, Inc. and subsidiaries of our report dated February 22, 2013, with respect to the consolidated balance sheets of TheStreet, Inc. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of earnings, stockholders’ equity, cash flows, and comprehensive income for each of the years in the three-year period ended December 31, 2012, and the related financial statement schedule, which report appears in the December 31, 2012 annual report on Form 10-K of TheStreet, Inc. and subsidiaries.

/s/ KPMG LLP
New York, New York
February 22, 2013